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                                                                 EXHIBIT 99(m-1)


                                LEND LEASE FUNDS
                   LEND LEASE U.S. REAL ESTATE SECURITIES FUND
                                 CLASS A SHARES
                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12b-1



         WHEREAS, Lend Lease Funds, a Delaware business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust is authorized to (i) issue an unlimited number of shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each series into two or more classes;

         WHEREAS, the Trust has established Lend Lease U.S. Real Estate Securities Fund as a series of the Trust (the "Initial Fund," such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Fund" and collectively as the "Funds");

         WHEREAS, the Trust has established a class of shares referred to as Class A shares;

         WHEREAS, the Trust may be deemed a distributor within the meaning of Rule 12b-1 under the Act, and desires to adopt a plan of distribution pursuant to the Rule with respect to the Class A shares of the Fund (such shares, and the Class A shares of any other Fund which adopts this Plan with respect to its Class A shares, being referred to as the "Shares"); and

         WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements relating to this Plan (the "Independent Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit Lend Lease U.S. Real Estate Securities Fund and holders of the Fund's Shares to which the Plan applies.

         NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

SECTION 1.  DISTRIBUTION AND SHAREHOLDER SERVICING ACTIVITIES


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            (a) General. Subject to the supervision of the Trustees, the Trust and the Fund may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares or the servicing of shareholder accounts holding Shares, and, in connection therewith, may pay Distribution Expenses and Shareholder Servicing Expenses subject to the terms of the Plan.

            (b) Distribution Expenses. As used in this Plan, the term Distribution Expenses shall mean (1) payments by the Fund to any underwriter, securities dealer or other party, which party may be an affiliate of the Fund, engaged in the marketing, distribution or sale of Shares (each, a "Distributor"), whether as compensation for such activities or reimbursement of expenses incurred by the Distributor in connection with such activities; and (2) payments by the Fund to a Distributor to be used to compensate or reimburse another Distributor. Without limiting the foregoing, Distribution Expenses may include payments for (i) direct out-of-pocket expenses incurred by a Distributor in connection with the distribution and marketing of Shares, including relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature, the preparation, printing and distribution of Prospectuses of the Trust and reports for recipients other than existing shareholders of the Fund, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Trust may, from time to time, deem advisable; and (ii) indirect expenses incurred in connection with the promotion and sale of Shares, including, without limitation, a Distributor's expenses for rent, office supplies, equipment, travel, communication, compensation, and benefits for sales personnel.

            (c) Shareholder Servicing Expenses. As used in this Plan, the term Shareholder Servicing Expenses shall mean payments to any broker, financial adviser, bank, trust company, benefit plan administrator or other financial intermediary, which intermediary may be an affiliate of the Fund, (each, a "Servicing Agent") that provides (directly or indirectly through another Servicing Agent) various shareholder services with respect to Shares held by or for customers of the Servicing Agent, including the following services: answering inquiries regarding the Fund; assisting customers in changing dividend options, account designations and addresses; performing sub-accounting for such customers; establishing and maintaining customer accounts and records; processing purchase and redemption transactions; providing periodic statements showing customer's account balances and integrating such statements with those of other transactions and balances in the customers' other accounts serviced by the Servicing Agent; arranging for bank wires transferring customers' funds; providing daily investment ("sweep") functions; and such other services as the customers may request in connection with the Fund, to the extent permitted by applicable statute, rule or regulation.

            (d) Prospectus. For purposes of this Plan, references to the Prospectus of the Trust shall be deemed to include all Prospectuses and Statements of Additional Information of any of the Fund and of the Trust, all as from time to time amended and in effect.


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SECTION 2.  MAXIMUM EXPENDITURES

            The expenditures to be made pursuant to this Plan with respect to a Fund, and the basis upon which payment of such expenditures will be made, shall be determined by the Trust, but in no event shall such expenditures exceed an annual rate of 0.25% of the average daily value of the net assets of the Shares of that Fund.

SECTION 3.  PAYMENTS

            Pursuant to this Plan, the Trust shall make payments to any Distributor, Servicing Agent or any other party engaged by the Trust pursuant to the Plan as provided for in that party's agreement with respect to each Fund. Each such party shall apply amounts received for the purposes contemplated by
Section 1.

SECTION 4.  TERM AND TERMINATION

            (a) Initial Fund. This Plan shall become effective with respect to Shares of Lend Lease U.S. Real Estate Securities Fund on the date set forth below, and shall continue in effect with respect to such Shares (subject to Section 4(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(c) hereof.

            (b) Additional Funds. This Plan shall become effective with respect to Shares of any additional Fund established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to Shares of that Fund by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Trustees, cast in person at a meeting held before the initial public offering of Shares of such additional Fund thereof and called for the purpose of voting on such approval) or at such other time as may be designated by Trustees in connection with their approval of the Plan with respect to such Shares subject to applicable law, and shall continue in effect with respect to Shares of each such additional Fund (subject to Section 4(c) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to Shares of such additional Fund in accordance with the provisions of Section 4(c) hereof.


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            (c) Continuation. This Plan and the Agreement shall continue in effect with respect to Shares of each Fund subsequent to the initial term specified in Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

            (d) Termination. This Plan may be terminated at any time with respect to the Trust or any Fund thereof, as the case may be, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of that Fund. For purposes of this Plan, the term "vote of a majority of the outstanding Shares" of any Fund shall be interpreted in accordance with Section 2(a)(42) of the Act. The Plan may remain in effect with respect to a Fund even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Funds.

SECTION 5.  AMENDMENTS

            This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of a majority of the outstanding Shares (within the meaning of the Act) of Class A shares of each Fund with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 4(c) hereof. Otherwise, this Plan may be amended with respect to Shares of a Fund by vote of a majority of the Independent Trustees or the outstanding voting Shares of that Fund.

SECTION 6.  INDEPENDENT TRUSTEES

            While this Plan is in effect with respect to any Fund, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

SECTION 7.  QUARTERLY REPORTS

            The Treasurer of the Trust, and such other parties as the Trustees of the Trust may designate from time to time, shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of payment under this Plan and the purposes for which such payments were made.


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SECTION 8.  RECORD KEEPING

            The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.



As adopted by the Trust with respect to Class A shares of Lend Lease U.S. Real Estate Securities Fund on January 25, 2000.


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